HIDENET SECURE ARCHITECTURES, INC.
                                 SUBSIDIARY LIST


Subsidiary                         Jurisdiction of Incorporation
                                           or Organization

Savin Electronics, Ltd.                         Israel
Hidenet Secure Architectures Ltd.               Israel
NetworkPrivacy.Com, Inc.                        Delaware